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                                                                    EXHIBIT 23.7


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
WebMD Corporation:


We consent to the use of our report dated November 18, 1998 in the Healtheon Corporation proxy statement/prospectus on Form S-4 filed with the Securities and Exchange Commission on or about September 29, 1999 relating to the balance sheets of Sapient Health Network, Inc. as of September 30, 1997 and 1998, and related statements of operations, stockholders' deficit, and cash flows for the period from November 21, 1995 (date of inception) through September 30, 1996 and each of the years in the two-year period ended September 30, 1998 and to the reference to our firm under the heading "Experts" in the Prospectus.


Our report dated November 18, 1998, contains an explanatory paragraph that states that the Company's financial statements as of and for the year ended December 31, 1998 have been restated.



Our report dated November 18, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.



/s/ KPMG LLP
Portland, Oregon
September 29, 1999